Important Notice Regarding the Availability of the Information Statement for the

Shareholder Meeting To Be Held on June 11, 2015

Dear Shareholder:

1.     Under Securities and Exchange Commission rules, you are receiving this notice that the Information Statement for our 2015 Annual Meeting of Shareholders is available on the Internet.

This communication is not a form for voting and presents only an overview of the more complete Information Statement that is available to you on the Internet.  We encourage you to access and review all of the important information contained in the Information Statement before voting at the 2015 Annual Meeting.

2.     The Information Statement is available at:  https://www.eproxyaccess.com/graybar.  You may access the Information Statement online by clicking the link entitled “Information Statement."

3.     If you want to receive a paper or e-mail copy of this document, you must request one.  There is no charge to you for requesting a copy.  Please make your request for a copy as instructed below on or before May 31, 2015 to facilitate timely delivery.

The 2015 Annual Meeting of Shareholders of Graybar Electric Company, Inc. (the “Company”) will be held at the Commerce Bank Building, 8000 Forsyth Boulevard, Clayton, Missouri 63105 at 9:30 a.m., on June 11, 2015.  Only shareholders of record who owned common stock at the close of business on the record date, April 14, 2015 (the “Record Date”), may vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting that may take place.

The proposal to be voted on at the 2015 Annual Meeting of Shareholders is listed below, along with the Board of Directors’ recommendation.

The Board of Directors recommends that you vote FOR the following proposal:

Election of nine members to the Board of Directors:

D. A. Bender	W. P. Mansfield
S. S. Clifford	D. G. Maxwell
M. W. Geekie	K. M. Mazzarella
R. R. Harwood	B. L. Propst
R. C. Lyons

                This Notice also constitutes notice of the 2015 Annual Meeting of Shareholders of the Company.

If you prefer a paper copy of the information statement, you may request one by sending an e-mail to graybarstock@graybar.com, calling 1-866-694-2347, or by making a request online at http://www.graybar.com/infostatement.html.  You will have the opportunity to make a request to receive paper copies for all future meetings or only for the 2015 Annual Meeting of Shareholders.

Common shareholders of record as of the Record Date may attend the 2015 Annual Meeting of Shareholders.  For information on how to obtain directions to be able to attend the meeting and vote in person, please see page 22 of the Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.